As filed with the Securities and Exchange Commission on April 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Purple Biotech Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Israel	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4 Oppenheimer Street

Science Park

Rehovot 7670104, Israel

(Address of Principal Executive Offices)

PURPLE BIOTECH LTD. 2016 EQUITY-BASED INCENTIVE PLAN

(Full Title of the Plan)

Puglisi& Associates
850 Library Avenue, Suite 204
Newark, DE 19715
(302) 738-6680
(Name and address of agent for service)

(302) 738-6680
(Telephone number, including area code, of agent for service)

Copies of all Correspondence to:

Avraham Ben-Tzvi, Adv.	Rick A. Werner, Esq.
ABZ Law Office	Haynes and Boone, LLP
15 Yad Harutzim St. Suite 203 Jerusalem 9342152, Israel Tel: +972 (79) 572-2070	30 Rockefeller Plaza, 26th Floor New York, New York 10112 (212) 659-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☒
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Purple Biotech Ltd. (the “Registrant”) previously filed a registration statement on Form S−8 (File No. 333-211478) relating to 600,000, no par value (“Ordinary Shares”), deposited as American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts (“ADRs”) (such number of ordinary shares being equivalent to 60,000 ADSs), to be granted under the Purple Biotech Ltd. 2016 Equity-Based Incentive Plan (the “Plan”), (the “First Prior Registration Statement”). The Registrant also filed a registration statement on Form S−8 (File No. 333-218538) relating to 1,900,000, Ordinary Shares, deposited as ADSs, evidenced by ADRs (such number of ordinary shares being equivalent to 190,000 ADSs), to be granted under the Plan, (the “Second Registration Statement”). The Registrant also filed a registration statement on Form S−8 (File No. 333-230584) relating to 5,000,000, Ordinary Shares, deposited as ADSs, evidenced by ADRs (such number of ordinary shares being equivalent to 500,000 ADSs), to be granted under the Plan, (the “Third Registration Statement”). The Registrant also filed a registration statement on Form S−8 (File No. 333-238481) relating to 7,500,000, Ordinary Shares, deposited as ADSs, evidenced by ADRs (such number of ordinary shares being equivalent to 750,000 ADSs), to be granted under the Plan, (the “Fourth Registration Statement”), (the First Registration Statement, the Second Registration Statement, the Third Registration Statement, and the Fourth Registration Statement collectively, the “Prior Registration Statements”).

The Registrant has prepared this Registration Statement in accordance with the requirements of Form S−8 under the Securities Act of 1933, as amended (the “Securities Act”), to increase by 20,000,000 the number of Ordinary Shares of the Registrant, registered under the Plan, as amended (such number of additional ordinary shares being equivalent to 2,000,000 ADSs). Following the registration of these additional Ordinary Shares, the Registrant will have registered an aggregate of 35,000,000 Ordinary Shares pursuant to the Plan (such aggregate number of ordinary shares being equivalent to 3,500,000 ADSs).

Pursuant to General Instruction E to Form S−8, the contents of the Prior Registration Statements are incorporated by reference herein except as otherwise updated or modified by this filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8 from this Registration Statement in accordance with Part I of Form S-8 and Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

I-1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents, filed with the Commission by Purple Biotech Ltd. (the “Company” or the “Registrant”), are incorporated by reference in this Registration Statement:

●	The description of our ordinary shares, no par value per share, and the American Depositary Shares representing the ordinary shares, contained in Exhibit 2.1 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 9, 2022;

●	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 9, 2022.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (other than information that is furnished to, rather than filed with, the Commission). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of a fiduciary duty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. The company may not exculpate in advance a director from liability arising out of breach of duty of care with respect to a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Securities Law, 5738 – 1968 (“Securities Law”) a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including reasonable attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or in connection with a monetary sanction;

●	a monetary liability imposed on him or her in favor of a payment for a breach offended at an Administrative Procedure (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

●	expenses associated with an Administrative Procedure conducted regarding an office holder, including reasonable litigation expenses and reasonable attorneys’ fees; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third-party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of a fiduciary duty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of duty of care to the company or to a third-party, to the extent such a breach arises out of the negligent conduct of the office holder;

●	a monetary liability imposed on the office holder in favor of a third-party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of fiduciary duty, except for indemnification and insurance for a breach of the fiduciary duty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

The compensation committee may approve the inclusion of each office holder under the coverage of our directors and officers insurance policy without the need for shareholder approval, if it determines that, pursuant to the leniencies set forth in the Relief Regulations, the provision of such insurance coverage to the office holders under our directors and officers liabilities insurance policy is being granted on market terms, and is not likely to have a material adverse effect on our profits, assets or obligations, and is consistent with our Compensation Policy which was approved by our shareholders in accordance with the Companies Law.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy within the parameters set forth in our Compensation Policy.

We have issued letters of indemnity (the “Indemnity Letters”) to each of our current office holders pursuant to which we undertook to indemnify such office holders to the fullest extent permitted by applicable law, to the extent that these liabilities are not covered by insurance. This indemnification is limited to events determined as foreseeable by our Board of Directors based on our activities, as set forth in the Indemnity Letters. According to the Indemnity Letters, the total accumulative sum of indemnification that may be paid by us to all office holders will not exceed a sum equal to 25% of our shareholders’ equity according to our latest audited or reviewed consolidated financial statements, as the case may be, as of the date of indemnification. The payment of indemnity amounts will not prejudice the right of office holders to receive insurance coverage benefits. Once we have paid to our office holders the aggregate maximum indemnity amount that we may pay to all our office holders, we will not pay additional indemnity amounts unless the payment of these additional amounts is approved by the authorized corporate bodies according to the applicable law at the time of payment of the additional indemnity sums, and subject to an amendment to our articles of association if required by applicable law at such time.

In addition, we have issued letters of exemption to each of our current office holders exculpating them from a breach of their duty of care to us to the fullest extent permitted by law.

We expect to indemnify our officers and directors for obligations, including the deductibles for our directors’ and officers’ liability insurance policy, and we may be required to pay costs and expenses they may incur related to the 2015 Motion and the 2017 Motions described in “Item 8. Financial Information – A. Financial Statements and Other Financial Information – Legal Proceedings” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, pursuant to the Indemnity Letters issued to our directors and officers. In addition, we may be required to indemnify Hadas Reuveni for obligations, including the deductibles for our directors’ and officers’ liability insurance policy, and we may be required to pay costs and expenses she may incur related to the BIRAD claim described in “Item 8. Financial Information – A. Financial Statements and Other Financial Information – Legal Proceedings” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, pursuant to the Indemnity Letter issued to her. To our knowledge, other than with respect to the foregoing proceedings, there is no previous or pending litigation or proceedings against any of our office holders as to which indemnification is being, or may be sought, nor are we aware of any other pending or threatened litigation or proceeding that may result in claims for indemnification by any office holder.

Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Exhibit

4.1	Memorandum of Association of the Registrant (originally filed as Exhibit 99.3 to the Registrant’s Form 6-K furnished to the Securities and Exchange Commission on December 10, 2020 and incorporated herein by reference thereto).

4.2	Amended and Restated Articles of Association of the Registrant (originally filed as Exhibit 99.2 to the Registrant’s Form 6-K furnished to with the Securities and Exchange Commission on December 10, 2020 and incorporated herein by reference thereto).

4.3	Form of Deposit Agreement among the Registrant, the Bank of New York Mellon, as Depositary, and all Owners and Holders from time to time of American Depositary Shares issued hereunder (originally filed as Exhibit 4.1 to our Registration Statement on Form F-1 as filed with the Securities and Exchange Commission on September 24, 2015 and incorporated herein by reference).

4.4	Form of American Depositary Receipt (incorporated by reference to prospectus filed with the Securities and Exchange Commission on December 22, 2020).

5.1*	Form of Opinion of the Law Office of Avraham Ben-Tzvi, Adv., Israeli counsel to the Registrant.

23.1*	Consent of the Law Office of Avraham Ben-Tzvi, Adv., (included in the opinion filed as Exhibit 5.1).

23.2*	Consent of Somekh Chaikin, independent registered public accounting firm, a Member Firm of KPMG International.

24.1	Power of Attorney (set forth on signature page).

99.1	Purple Biotech Ltd. 2016 Equity-Based Incentive Plan, as amended (originally filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the SEC on March 9, 2022, and incorporated herein by reference thereto).

107	Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel on the 4th day of April, 2022.

PURPLE BIOTECHLTD.

By:	/s/ Isaac Israel
Name:	Isaac Israel
Title:	Chief Executive Officer

By:	/s/ Gil Efron
Name:	Gil Efron
Title:	President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Isaac Israel and Gil Efron, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated.

Signatures	Title	Date

/s/ Eric K. Rowinsky	Chairman of the Board of Directors
Eric K. Rowinsky		April 4, 2022

/s/ Isaac Israel	Chief Executive Officer and Director (Principal Executive Officer)
Isaac Israel		April 4, 2022

/s/ Simcha Rock	Director
Simcha Rock		April 4, 2022

/s/ Ido Agmon	Director
Ido Agmon		April 4, 2022

/s/ Steven Steinberg	Director
Steven Steinberg		April 4, 2022

/s/ Robert Gagnon	Director
Robert Gagnon		April 4, 2022

/s/ Suzana Nahum-Zilberberg	Director
Suzana Nahum-Zilberberg		April 4, 2022

/s/ Ori Hershkovitz	Director
Ori Hershkovitz		April 4, 2022

/s/ Gil Efron	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Gil Efron		April 4, 2022

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form S-8 in on this 4th day of April, 2022.

By:	Puglisi & Associates
Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director